UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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[X]          Preliminary proxy statement
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]            Definitive proxy statement
[ ]            Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss. 240.14a-12

Temecula Valley Bancorp Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
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1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

November __, 2008

Dear Shareholder:

Our board of directors has approved an amendment to the Articles of Incorporation of Temecula Valley Bancorp Inc. to authorize the issuance of preferred shares by Temecula Valley Bancorp Inc. This action by our board of directors to amend the Articles of Incorporation is subject to the approval of our shareholders.

We consider the authorization of preferred shares desirable to provide maximum flexibility with respect to our ability to augment our capital from time to time. We urge you to read the accompanying written consent solicitation carefully, as it contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment. We believe the proposed amendment is in the best interests of Temecula Valley Bancorp Inc. and our shareholders.

Please complete, date and sign the enclosed written consent card and return it promptly in the enclosed envelope so that we receive your response on or before December 12, 2008.

Your continued support and interest in Temecula Valley Bancorp are sincerely appreciated.

Sincerely,

Stephen H. Wacknitz
President and Chief Executive Officer
Chairman of the Board

TEMECULA VALLEY BANCORP INC.
27710 JEFFERSON AVENUE, SUITE A-100
TEMECULA, CALIFORNIA 92590

NOTICE OF SOLICITATION OF CONSENTS

To the Shareholders of Temecula Valley Bancorp Inc.:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by Temecula Valley Bancorp Inc. (the “Company”) in connection with the solicitation on behalf of our board of directors of written consents from the holders of the Company’s common stock to take action without a shareholders meeting.

Our board of directors is requesting the holders of Company common stock to consent to an amendment of the Company’s Articles of Incorporation to authorize 5,000,000 shares of preferred stock.

We request that you indicate your written consent to the proposed amendment by marking, signing and dating the enclosed written consent card and promptly mailing it in the enclosed envelope (which needs no postage if mailed in the United States) so that it will be received by the Company on or before December 12, 2008. Please see the instructions on the enclosed written consent card.

We have established the close of business on November 14, 2008 as the record date for determining shareholders entitled to submit written consents. The proposed corporate action may be taken only if holders of record on such date representing at least a majority of our outstanding shares of common stock submit to the Company a written consent to such action on or before December 12, 2008, subject to extension by our board. Please make sure we receive your written consent on or before December 12, 2008. We retain the right to extend such date.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a consent with respect to your shares of common stock. Accordingly, please contact the person responsible for your account and give instructions for a consent for your shares to be signed, dated and delivered to us.

The Board unanimously recommends that you CONSENT to the amendment to the Articles of Incorporation to authorize 5,000,000 shares of preferred stock.

Our mailing address is 27710 Jefferson Avenue, Suite A-100, Temecula, California 92590. If you need additional materials, please contact Donald A. Pitcher, our Chief Financial Officer and Secretary, at (951) 694-9940.

By Order of the Board of Directors:

Donald A. Pitcher
Secretary

Temecula, California
November __, 2008

TEMECULA VALLEY BANCORP INC.
27710 JEFFERSON AVENUE, SUITE A-100
TEMECULA, CALIFORNIA 92590

CONSENT SOLICITATION STATEMENT

                                    INTRODUCTION

This consent solicitation statement is being furnished in connection with the solicitation of written consents of the shareholders of Temecula Valley Bancorp Inc. (the “Company”) to amend our Articles of Incorporation. The proposed amendment to our Articles of Incorporation would create an additional class of 5,000,000 shares of authorized preferred stock. This consent solicitation statement contains important information for you to consider when deciding how to vote on this matter. Please read it carefully.

Our board of directors set the close of business on November 14, 2008 as the record date. Shareholders who were the record holders of Temecula Valley Bancorp Inc. common stock as of that date are entitled to act with respect to the consent. There were ___________ shares of our common stock outstanding on November 14, 2008, held of record by approximately ____ registered shareholders.

Voting materials, which include this consent solicitation statement and a written consent card, are being mailed to shareholders on or about November __, 2008.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION STATEMENT

Why am I receiving this consent solicitation statement and written consent card?

You are receiving this consent solicitation statement and written consent card because you owned shares of our common stock as of the close of business on November 14, 2008. This consent solicitation statement describes the issue on which we would like you to vote by written consent.

Our board of directors has elected to obtain shareholder approval of the amendment to our Articles of Incorporation by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 603 of the California Corporations Code and Section 2.11 of Article II of our Bylaws.

When must we receive the consents?

Please return your written consent by 5:00 p.m., Pacific Standard Time, on December 12, 2008 (unless extended by us).

Who is soliciting my consent and who is paying the cost of solicitation?

Our board of directors is sending you this consent solicitation statement in connection with its solicitation of consents to approve the amendment to our Articles of Incorporation. Certain directors, officers and employees of our company may solicit consents by mail, facsimile or in person. Our company will pay for the costs of solicitation. We expect to pay any compensation for the solicitation of consents and in connection with the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our common stock.

What am I voting on?

We are asking you to consent to an amendment to our Articles of Incorporation to provide for the authorization of 5,000,000 shares of preferred stock.

Who is entitled to vote?

Only shareholders who were owners of record of our common stock as of the close of business on November 14, 2008 are entitled to receive notice of the solicitation of consents and to vote their shares as “consent,” “consent withheld” or “abstain.” A “consent withheld” or an “abstain” will be counted as a vote against the proposal.

How many votes do I have?

Each share of common stock entitles the holder of record to one vote on the matter set forth in the written consent card.

How do I vote on the consent?

You may vote as follows:

By Mail.  Be sure to complete, sign and date the written consent card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed written consent card but do not indicate your voting preferences, you will be deemed to have consented to the amendment.

If your shares are held in street name, voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

Can I change my vote after I return my written consent card?

Yes. You may revoke your written consent and change your vote at any time before we receive enough CONSENTS in favor of the proposal for the proposal to be approved by filing with our Secretary at our main office either a notice of revocation or another signed written consent card bearing a later date.

What is the recommendation of the board of directors?

Our board of directors recommends that you CONSENT to the amendment to our Articles of Incorporation.

Will my shares be voted if I do not sign and return my written consent card?

If your shares are registered in your name and you do not return your written consent card, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may or may not be able to vote your shares, depending on your brokerage agreement.

How will broker non-votes be treated?

Broker non-votes will not be entitled to vote. They will have no effect on the outcome of the proposed amendment.

How will abstentions be treated?

Abstentions will be treated as votes against a proposal.

What vote by consent is required to approve the amendment to our Articles of Incorporation?

The favorable vote by consent of the holders of a majority of the shares of our common stock outstanding and entitled to vote is required to approve the amendment to our Articles of Incorporation. If you do not consent to the amendment or if you do not vote at all (abstain), and we do not otherwise obtain enough consents to approve the changes to our Articles of Incorporation, the amendment will not be approved.

When are shareholder proposals due?

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), proposals by our shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our 2009 annual meeting must be delivered to our Secretary at our principal offices no later than December 22, 2008. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in our proxy statement under the rules of the Securities and Exchange Commission (“SEC”).

For nominations and all other proposals by our shareholders to be timely and proper, a shareholder's notice must be delivered to, or mailed and received at, our principal executive offices in accordance with the advance notice provisions and other requirements of our bylaws and applicable law. Our bylaws provide that proposals may be made by any shareholder who timely and completely complies with the notice procedures contained in our bylaws and was a shareholder of record at the time of giving notice and is otherwise entitled to vote at the meeting, so long as the proposal is a proper matter for shareholder action and the shareholder otherwise complies with the provisions of our bylaws and applicable law. However, shareholder nominations of persons for election to our board of directors at a special meeting may only be made if our board of directors has determined that directors are to be elected at the special meeting.

To be timely, a shareholder's notice regarding a proposal not intended for inclusion in our proxy materials must be delivered to our Secretary at our principal executive offices not later than, in the case of an annual meeting, the close of business on the 45th day before the first anniversary of the date on which we first mailed our proxy materials for the prior year's annual meeting of shareholders, which mailing date was April 16, 2008. However, if the date of the current year's meeting has changed more than 30 days from the date of the prior year's meeting, then in order for the shareholder's notice to be timely it must be delivered to our Secretary a reasonable time before we mail our proxy materials for the current year's meeting. For purposes of the preceding sentence, a “reasonable time” coincides with any adjusted deadline we publicly announce and in the case of a special meeting, the close of business on the seventh day following the day on which we first publicly announce the date of the special meeting.

Except as otherwise provided by law, if the chairperson of the meeting determines that a nomination or any business proposed to be brought before a meeting was not made or proposed in accordance with the procedures set forth in our bylaws and summarized above, the chairperson may prohibit the nomination or proposal from being presented at the meeting.

How can I find the results of the consent?

Final results will be published in a Form 8-K after the time period providing consents expires (the earlier of December 12, 2008, unless extended, or the time at which enough consents have been received to approve the proposal). Final results will also be published in our annual report on Form 10-K for 2008, which we will file with the SEC. You may view and print the Form 10-K through the SEC's electronic data system called EDGAR at www.sec.gov.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                            BENEFICIAL OWNERSHIP

To our knowledge, one shareholder beneficially owned more than 5% of the outstanding shares of our common stock as of the record date. He is listed in the table below.

The following table shows, as of November 5, 2008, the amount of our common stock beneficially owned (unless otherwise indicated) by (a) each director; (b) each of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of our company and our bank in the table below; (c) the one person known to us to be the beneficial owner of more than 5% of our common stock; and (d) all of our bank's directors and executive officers as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed in the following table, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Percentages are based on 10,040,267 shares of common stock outstanding as of November 5, 2008.

The business or mailing address for each listed person is 27710 Jefferson Avenue, Suite A-100, Temecula, California 92590. For purposes of the table below, a person is deemed to be the “beneficial owner” of any shares that such person has the right to acquire within 60 days. Also, for purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name & Position	Common Shares Owned Beneficially	Percent of Class
Dr. Steven W. Aichle, Director, Company/Bank	322,894 (1)	3.18%
Frank Basirico, Jr., SEVP/Chief Credit Officer	22,737 (2)	0.23%
Dr. Robert P. Beck, Director, Company/Bank	216,241 (3)	2.15%
Neil M. Cleveland, Director, Company/Bank	161,402 (4)	1.59%
George Cossolias, Director, Company/Bank	41,000 (5)	0.41%
William H. McGaughey, SEVP/Dir. Cap. Mrkts/Treas., Bank	--(6)	--
Luther J. Mohr, Director, Company/Bank	355,550 (7)	3.50%
Donald A. Pitcher, EVP/CFO, Bank: CFO, Company	86,886 (8)	0.86%
Thomas M. Shepherd, former SEVP/Chief Credit Officer, Bank	--(9)	--
Stephen H. Wacknitz, Director/Pres/CEO/COB,	861,969 (10)	8.42%
Bank/Company/5% Shareholder of Company
Richard W. Wright, Director, Company/Bank	197,366 (11)	1.95%

ALL DIRECTORS AND EXECUTIVE OFFICERS (14 in number)	2,380,250	22.07%
 ______________________________

(1)	Includes 123,762 shares of common stock underlying stock options
(2)	Includes 16,665 shares of common stock underlying stock options and 130 allocated ESOP shares.
(3)	Includes 7,229 shares of common stock underlying stock options
(4)	Includes 109,000 shares of common stock underlying stock options
(5)	Includes 8,000 shares of common stock underlying stock options
(6)	Employment with bank terminated April 7, 2008. We do not know how many shares, if any, are beneficially owned by Mr. McGaughey.
(7)	Includes 105,000 shares of common stock underlying stock options
(8)	Includes 31,666 shares of common stock underlying stock options and 220 allocated ESOP shares
(9)	Employment with bank terminated January 14, 2008. We do not know how many shares, if any, are beneficially owned by Mr. Shepherd.
(10)	Includes 194,671 shares of common stock underlying stock options and 220 allocated ESOP shares
(11)	Includes 80,000 shares of common stock underlying stock options

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
TO AUTHORIZE PREFERRED STOCK

General

On November 4, 2008, our board of directors unanimously approved an amendment to Article III of our Articles of Incorporation to authorize 5,000,000 shares of preferred stock in such series and containing such preferences, limitations and relative rights as may be determined by the board of directors from time to time. We currently have 40,000,000 shares of authorized common stock, but we are not authorized to issue preferred stock. Of the 40,000,000 shares of common stock authorized, as of November 5, 2008, 10,040,267 shares are outstanding, 443,214 shares are reserved for issuance under our 2004 Stock Incentive Plan, 68,431 shares are subject to outstanding options under our 1996 Incentive and Nonqualified Stock Option Plan (Employees) (expired), 494,876 shares under our 1997 Nonqualified Stock Option Plan (Directors) (expired) and 703,915 shares under our 2004 Stock Incentive Plan.

In addition to reading this proposal, you should review and consider the text of the proposed amendment, which is set forth in Appendix A attached to this consent solicitation statement. The amendment will become effective when a Certificate of Amendment to our Articles of Incorporation is filed with the Secretary of State of the State of California. We intend to file the Certificate of Amendment promptly after (and if) our shareholders consent to the amendment. The text may be amended to include any changes required by the Secretary of State of the State of California.

Purpose of the Proposal

Our board of directors believes that the proposed authorization of preferred stock would provide us with flexibility to issue shares of preferred stock for a variety of purposes, including without limitation, funding general working capital needs and internal growth or acquisitions. We have no specific agreements, commitments or plans at this time for the issuance, sale or other use of series or classes of preferred stock, except that we may participate in the Troubled Assets Relief Program Capital Purchase Program (“Program”) sponsored by the United States Treasury Department (“Treasury”). It is too early to tell which institutions will be allowed to participate, but the terms of the Program that we know of to date generally appear to be favorable.

The terms of the Program currently published provide that the Treasury would purchase for cash from selected financial institutions senior preferred stock (“Senior Preferred”) of not more than the lesser of 3% of specified assets and $25 billion long with warrants. If we were permitted to and were to decide to participate in the Program under the terms as we presently understand them, the Senior Preferred would be senior to our common stock, pay 5% per annum cumulative dividends for five years and, thereafter, 9% per annum cumulative dividends, and could not be redeemed for three years except with proceeds from a qualified offering of not less than 25% of the aggregate proceeds from the sale of Senior Preferred. The redemption price would equal the purchase price plus accrued and unpaid dividends. Dividends could not be paid on common stock for three years without the consent of the Treasury. In addition, the Senior Preferred would be nonvoting except in specific instances that adversely affect such shares. If dividends on the Senior Preferred are not paid for six quarterly periods, the Senior Preferred holders would have the right to elect two directors to our board of directors. We would be required to file a shelf registration covering the resale of the Senior Preferred after issuance, and the Senior Preferred holders would have piggyback registration rights. Listing of the Senior Preferred on a national exchange could be requested by the holders of the Senior Preferred. There would be certain restrictions and requirements relative to management compensation so long as Senior Preferred are outstanding including restrictions on compensation paid to named officers that might encourage such officers to take unnecessary and excessive risks, requirements for recovery (clawback) of payments if compensation were based upon materially inaccurate financial statements or any other materially inaccurate criteria, restrictions on golden parachute payments, generally in excess of three times base salary, and a $500,000 per year cap on deductibility of compensation for tax purposes.

The Treasury would also receive a warrant to acquire 15% of the Senior Preferred purchase amount in our common stock. The exercise price of the warrant would be the market price of our common stock (calculated over 20 days) at the time of the sale of the Senior Preferred. The holders of the warrant would agree that they would not exercise voting rights upon acquisition of the common shares under the warrant.

As indicated above, it is uncertain whether and to what extent we might be permitted to participate in the Program. Our board of directors does not intend to issue any preferred stock except on terms that our board deems to be in the best interests of our company and its shareholders. If this proposal is approved, future issuances of series or classes of preferred stock (up to the 5,000,000 shares being authorized) will not require prior notice to shareholders or shareholder approval, unless required under the terms of any then existing class or series of preferred stock or required by the rules of any exchange on which our securities are then traded.

Possible Adverse Effects of the Proposal

The issuance of preferred stock may have adverse effects upon the holders of common stock. It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on the rights of the shareholders of our company until our board of directors determines the rights of the holders of a series or class of preferred stock. Such effects might include:

•  restrictions on the payment of dividends to holders of common stock;

•  dilution of voting power of common stock;

•  impairment of the liquidation rights of the common stock;

•  delaying or preventing a change in control of our company; and

•  the right of the Treasury to appoint two directors if we issue Senior Preferred on the terms described above.

Potential Anti-Takeover Effects

The preferred stock that would be authorized if this proposal is approved by our shareholders and filed with the California Secretary of State may be issued from time to time as our board of directors may determine, without prior notice to or further action of our stockholders. The issuance of any or all of these shares of preferred stock from time to time could cause dilution to the voting rights and earnings per share of our outstanding shares of common stock.  However, we believe that approval of this proposal is in the best interests of our company and our stockholders because the increase would make shares of preferred stock available for issuance in acquisitions or financings that could be used to enhance our business and results of operations.

Although we have no definitive plans to utilize preferred stock to entrench present management, we may, in the future, be able to use the available shares of preferred stock as a defensive tactic against hostile takeover attempts by issuing shares under a stockholder rights plan, in a private placement or in another transaction that causes substantial dilution to a person or group that attempts to acquire control of our company through a merger or tender offer on terms or in a manner not approved by our board of directors, whether or not our shareholders favorably view the change in control, merger or tender offer. The availability of shares of preferred stock will have no current anti-takeover effect, because no hostile takeover attempts are, to our management’s knowledge, currently threatened.

We generally do not have provisions in our charter documents that operate as anti-takeover defenses except that, under our bylaws, special meetings of shareholders may be called only by our board of directors, by certain of our officers, or by holders of shares entitled to cast not less than 10% of the votes at the meeting. We also have advance notice provisions in our bylaws, as described under the heading “When are shareholder proposals due” at page [__], which restrict shareholders’ rights to present director nominations or shareholder proposals at our shareholders’ meetings.

Our stockholders do not possess preemptive rights that would entitle such persons, as a matter of right, to subscribe for the purchase of any shares, rights, warrants or other securities or obligations convertible into, or exchangeable for, securities of our company. We do not presently have plans to propose the adoption of other anti-takeover measures in future proxy solicitations.

Consent Required

The affirmative CONSENT of a majority of the outstanding shares of common stock entitled to vote is required to approve and adopt this proposal.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote for CONSENT to the adoption of the amendment to Article III of the Articles of Incorporation to authorize 5,000,000 shares of preferred stock.

                            ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC are accessible through our website by way of a hyperlink to the SEC website. Additional shareholder information is available free of charge on our website: www.temvalbank.com. We post our annual reports to our website as soon as reasonably practicable after filing them with the SEC. None of the information on or hyperlinked from our website is incorporated into this consent solicitation statement.

By Order of the Board of Directors:

Donald A. Pitcher
Secretary

Temecula, California
November __, 2008

TEMECULA VALLEY BANCORP INC.
27710 JEFFERSON AVENUE, SUITE A-100
TEMECULA, CALIFORNIA 92590

CONSENT

            THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) acknowledges receipt of the notice dated November __, 2008 of the solicitation of consents from the shareholders of Temecula Valley Bancorp Inc., a California corporation (the “Company”), and the Consent Solicitation Statement related thereto and (ii) votes all shares of the common stock of the Company held of record by the undersigned on November 14, 2008, in the manner designated herein.

THIS CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE HEREIN. IF NO SPECIFICATION IS MADE, THIS CONSENT WILL BE COUNTED AS A “CONSENT” IN FAVOR OF THE PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS PROVIDE THEIR CONSENT TO THE PROPOSAL. PLEASE REVIEW CAREFULLY THE CONSENT SOLICITATION STATEMENT DELIVERED WITH THIS CONSENT.

1.	To authorize the amendment to the Articles of Incorporation to authorize 5,000,000 shares of preferred stock.

CONSENT	CONSENT WITHHELD	ABSTAIN
☐	☐	☐

Name:_______________________________________

Date:_______________________

Name:_______________________________________

Date:_______________________

NOTE: PLEASE DATE THIS CONSENT AND SIGN YOUR NAME OR NAMES EXACTLY AS SET FORTH HEREON. FOR JOINTLY OWNED SHARES, EACH OWNER SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING. CONSENTS EXECUTED BY CORPORATIONS SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER AND SHOULD BEAR THE CORPORATE SEAL.

PLEASE DATE AND SIGN THIS CONSENT AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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APPENDIX A

TEMECULA VALLEY BANCORP INC.

AMENDMENT TO ARTICLES OF INCORPORATION

Subject to shareholder approval and acceptance by the Secretary of State of the State of California, Article III of the Articles of Incorporation of the Company shall be amended to read as follows:

“Section 1. The total number of shares of all classes of capital which the Corporation has authority to issue is 45,000,000 as follows: (a) 40,000,000 of common stock and (b) 5,000,000 of preferred stock (“Preferred Stock”).

Section 2.  The shares may be issued by the Corporation without the approval of shareholders.

The Board of Directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the powers, designations, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, including but not limited to:

          (i) The distinctive serial designation, the number of shares constituting such series and the stated or par value thereof;

          (ii) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

          (iii) The voting powers, full or limited, if any, of the shares of such series;

          (iv) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

          (v) The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

          (vi) Whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

          (vii) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (viii) The subscription or purchase price and form of consideration for which the shares of such series shall be issued;

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          (ix) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of Preferred Stock;

          (x) The ranking (be it pari passu, junior or senior) of each class or series vis-à-vis any other class, or series of any class of Preferred Stock, as to the payment of dividends, the distribution of assets and all other matters; and

          (xi) Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of California.

Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

The powers, preferences and relative, participating, optional and other special rights of each class of stock and of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.”

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